This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, underlying supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.

Contingent Buffered Equity Note ("CBEN")
JPMorgan Capped Index Knock-Out Notes Linked to the EURO STOXX 50[R] Index due
August 13, 2014

The notes are designed for investors who seek to participate in the appreciation of the Euro Stoxx 50 Index, up to the Maximum Return of at least
10.05% at maturity, and who anticipate that the Index Closing Level will not be less than the Initial Index Level by more than 20.00% on any day during the
Monitoring Period.

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Trade Details/Characteristics
Index                         EURO STOXX 50([R]) Index ("the Index")
Knock-Out Buffer Amount       20.00%
Index Return                  (Final Index Level - Initial Index Level) / Initial Index Level
Contingent Digital Return:    10.05%
Maximum Return                10.05%
Maximum Potential Loss        100.00%
Monitoring Period             The period from but excluding the pricing date to and including the Observation Date
Maturity                      August 13, 2014
Settlement                    Cash
Knock-Out Event               A Knock-Out Event occurs if, on any day during the Monitoring Period, the Index closing level is less than the Initial Index Level by more than the Knock-Out Buffer Amount.
Payment at Maturity           If a Knock-Out Event has occurred, you will receive a cash payment at maturity that will reflect the performance of the Index, subject to the Maximum Return. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
                                          $1,000 + ($1,000 x Index Return), subject to the Maximum Return
                              If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount note will equal $1,000 plus the product of (a) $1,000 and (b) the Contingent Digital Return.
                              If a Knock-Out Event has occurred, you will lose some or all of your principal amount at maturity if the Ending Index Level is less than the Initial Index Level.
Initial Index Level           Closing index level of the Index on the pricing date
Final Index Level             Closing index level of the Index on the Observation Date
Observation Date              August 08, 2014
Preliminary Termsheet         http://www.sec.gov/Archives/edgar/data/19617/000095010313004436/dp39709_fwp-0721.htm
                              ------------------------------------------------------------------------------------

Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value of the notes when the terms are set.
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Risk Considerations

The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.

[] Your investment in the notes may result in a loss of some or all of your principal, and is subject to the credit risk of JPMorgan Chase & Co. Your maximum gain on the notes is limited to the maximum return [] JP Morgan Chase &
Co. and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging JPMorgan Chase &
Co.'s obligations under the notes. Their interests may be adverse to your interests.

[] JPMS's estimated value does not represent the future value of the notes and may differ from others' estimates. [] JPMS's estimated value will be lower than the issue price (price to the public) of the notes.
[] JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed rate debt
[] Secondary market prices of the notes will likely be lower than the price you paid for the notes and will be be impacted by many economic and market factors.
[] The value of the notes as published by JPMS may be higher than JPMS's then-current estimated value of the notes for a limited time.

[] The benefit of the Knock-Out Buffer Amount may terminate on any day during the Monitoring Period
[] Your ability to receive the Contingent Digital Return of at least 10.00% may terminate on any day during the monitoring period. [] No direct exposure to fluctuations in foreign exchange rates.
[] Risks related to non-U.S. issuers of equity securities.
[] Lack of liquidity - J.P. Morgan Securities LLC intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell or trade the notes easily.
[] No interest or dividend payments or voting rights
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                          Hypothetical Payout For CBEN
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                               [GRAPHIC OMITTED]
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Final Index Level Index Return     Total Return If a Knock-Out Event Has:
----------------- ------------ ------------------------------------------
                               Not Occurred (1) Occurred (2)
   4320.00          60.00%         10.05%         10.05%
   4050.00          50.00%         10.05%         10.05%
   3780.00          40.00%         10.05%         10.05%
   3510.00          30.00%         10.05%         10.05%
   2971.35          10.05%         10.05%         10.05%
   2835.00          5.00%          10.05%         5.00%
   2706.75          0.25%          10.05%         0.25%
----------------- ------------ ---------------- -------------------------
   2700.00          0.00%          10.05%         0.00%
----------------- ------------ ---------------- -------------------------
   2565.00          -5.00%         10.05%         -5.00%
   2430.00          -10.00%        10.05%        -10.00%
   2160.00          -20.00%        10.05%        -20.00%
   2159.97          -20.01%         N/A          -20.01%
   1080.00          -60.00%         N/A          -60.00%
     0.00          -100.00%         N/A          -100.00%

The table and charts above assumes an Initial Index Level of 2700. The actual
Initial Index Level will be set on the pricing date.
The numbers appearing in the table and footnote above have been rounded for ease of analysis.
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SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase &
Co. has filed with the SEC for more complete information about JPMorgan Chase &
Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement, underlying supplement and term sheet if you so request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure : JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments.
Registration Statement No: 333-177923

Dated: July 23, 2013
Filed pursuant to Rule 433